Exhibit 10.3

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

EXECUTION COPY

AMENDED AND RESTATED

SUBLICENSE AND COLLABORATION AGREEMENT

between

DISCOVERY LABORATORIES, INC.

and

LABORATORIOS DEL DR. ESTEVE, S.A.

Concerning Sinapultide

December 3, 2004

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

AMENDED AND RESTATED

SUBLICENSE AND COLLABORATION AGREEMENT

THIS AMENDED AND RESTATED SUBLICENSE AND COLLABORATION AGREEMENT (this “Agreement” or “Revised Collaboration Agreement”) is made as of December 3, 2004 (the “Effective Date”), between DISCOVERY LABORATORIES, INC. (“Licensor”), a Delaware corporation, and LABORATORIOS DEL DR. ESTEVE, S.A., a corporation organized and existing under the laws of Spain (“Licensee”).

WHEREAS, Licensor has the exclusive worldwide right, under a license from Johnson & Johnson, Inc., to sublicense certain technology, including certain technology relating to synthetic pulmonary surfactant peptides and proteins, one of which is known as sinapultide;

WHEREAS, Licensor owns certain technology and patent rights relating to synthetic pulmonary surfactant formulations;

WHEREAS, Licensor and Licensee have entered into a Sublicense Agreement and a Supply Agreement, in each case dated March 6, 2002, for the commercialization of Licensed Products (as such term is defined therein);

WHEREAS, Licensor and Licensee desire to replace the aforementioned agreements by an Amended and Restated Sublicense and Collaboration Agreement and an Amended and Restated Supply Agreement, in order to modify the collaborative relationship between the parties and the territories where Licensee shall be entitled to commercialize the Licensed Products (as such term is hereinafter defined).

NOW, THEREFORE, in consideration of the promises and the performance of the covenants herein contained, the parties agree as follows:

ARTICLE 1

DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate(s)” of a Person shall mean any Person which directly or indirectly Controls, is Controlled by or is under common Control with such Person.

“Business Day” shall mean any day on which banking institutions are open or authorized to be open in the Commonwealth of Pennsylvania and in Barcelona, Spain.

“Control” shall mean direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock of a Person having outstanding voting securities, or a fifty percent (50%) or greater interest in the income of a Person not having outstanding securities, or, in either case, the power to direct or cause the direction of the management or policies of such Person.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

“Development” shall refer to all activities relating to formulation, process development, manufacturing scale-up, quality assurance/quality control, clinical studies and regulatory affairs in connection with a Licensed Product.

“EMEA” shall mean the European Medicines Evaluation Agency or any successor entity thereof.

“FDA” shall mean the United States Food and Drug Administration or any successor entity thereof.

“Initial Period” shall mean, on a country by country and Licensed Product-by-Licensed Product basis, the period beginning on the Effective Date and ending on that date that is the latest of the following dates:

(i)	the expiration of the last Patent Rights containing a Valid Claim covering the subject Licensed Product in such country;

(ii)	the first commercial sale of the first to appear generic formulation of the subject Licensed Product in such country; or

(iii)	the tenth (10th) anniversary of the first commercial sale of the subject Licensed Product in such country.

“Licensed Know-how” shall mean all know-how, data, information or technology arising before or during the course of this Agreement which are proprietary to the Licensor and/or with respect to which Licensor has the power and right to grant the licenses provided for herein and which relate to the development or therapeutic use of Licensed Products.

“Licensed Methods” shall mean the methods for the Licensed Products arising before or during the course of this Agreement which are proprietary to the Licensor and/or with respect to which Licensor has the power and right to grant the licenses provided for herein and which relate to the development or therapeutic use of Licensed Products.

“Licensee Proprietary Information” shall mean any scientific and technical information or data developed, possessed or acquired by Licensee relating to Licensed Products, Patent Rights or Licensed Know-how which Licensee is free to disclose other than such information that is generally available to the public.

“Licensed Products” shall mean surfactant pharmaceutical compositions which are formulations of lipids and solely the polypeptide sinapultide and, in no manner whatsoever in any composition including any other pharmacological agents, that have been developed by Licensor or that may be developed by Licensor during the term of this Agreement limited to the following:

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

(i)

In suspension for pulmonary instillation or in aerosol formulation, for the prophylaxis and/or treatment of Respiratory Distress Syndrome (RDS), Meconium Aspiration Syndrome (MAS), Acute Lung Injury (ALI), Acute Respiratory Distress Syndrome (ARDS), and/or Bronchopulmonary Dysplasia (BPD), in each case in the hospital setting;

(ii)

In any formulations (including, without limitation, any associated devices/ apparatus) for use in conjunction with nasal continuous positive airway pressure for neonatal pulmonary disorders solely treated in the Neonatal Intensive Care Unit (NICU) (collectively, nCPAP Licensed Product(s)); and

(iii)	In any formulations which may be developed for the treatment of asthma and/or chronic obstructive pulmonary disease (COPD) diagnosed and treated in the hospital setting.

“Licensed Rights” shall mean collectively the Patent Rights, the Licensed Methods, the Trademarks and the Licensed Know-how.

“Licensed Territory” shall mean Andorra, Greece, Italy (including the Republic of San Marino and the Vatican City), Portugal, and Spain.

“Marketing Regulatory Approvals” shall mean all permissions and applications for such permissions from the regulatory and/or governmental health authorities in the Licensed Territory which are necessary for the importation of the Licensed Products and their marketing, use, distribution and sale in the Licensed Territory.

“MAA” means a Marketing Authorisation Application submitted to the EMEA or with any regulatory authority of any country within the Licensed Territory.

“NDA” shall mean a New Drug Application or Product License Application filed with the United States Food and Drug Administration under 21 USC 355(b) (FDCA Section 505(b)).

“Original License” shall mean the Sublicense Agreement dated as of October 28, 1996 between the Original Licensor and Licensor.

“Original Licensor” shall mean Johnson & Johnson, Inc.

“Patent Rights” shall mean any patents and/or patent applications which contain one or more Valid Claims covering the Licensed Products whether owned by Licensor or to which Licensor may have rights during the term of this Agreement, including (i) the patents and patent applications set forth on Schedule I hereto; (ii) any other patents or patent applications covering the surfactant pharmaceutical compositions referenced in the patents and patent applications in Schedule I or their use or administration owned by Licensor or under which Licensor has the right, at any time while this Agreement is in effect, to license to Licensee; and (iii) with respect to the foregoing letters patent and patent applications, all corresponding national patents and patent applications, Patent Cooperation Treaty and European Patent Convention filings and applications and filings and applications under similar administrative international conventions, together with any divisional, continuation, continuation-in-part, substitution, reissue, extension, supplementary protection certificate or other application based thereon. Notwithstanding the foregoing, “Patent Rights” shall not include any patents or patent applications, filings, or applications under any treaty, or any divisional, continuation, continuation-in-part, substitution, reissue, extension, supplementary protection certificate or other application that do not relate in whole or in part to any of the Licensed Products.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

“Person” shall mean any natural person, corporation, limited liability company, unincorporated association, partnership, joint venture or other entity.

“Phase 2” shall mean that portion of clinical trials of a candidate drug in the target patient population of a sufficient number and sufficient length of time whereby adequate safety data is provided and there is a clear indication of dosage effects with respect to efficacy as defined in the study protocol for such drug candidate.

“Phase 3 Development” means those clinical trials intended to generate safety and efficacy data to support regulatory approval in the proposed therapeutic indication.

“Pricing Approvals” shall mean approvals by the regulatory and/or governmental health authorities in the Licensed Territory granting the prices of the Licensed Products and reimbursement conditions for the sale thereof.

“Scripps Patent Rights” shall mean the Patent Rights identified in part (a) of Schedule I.

“Trademark” shall mean Surfaxin® and such other trademarks owned by Licensor that are selected by the Development Committee (as defined in Section 5.6) for use within the Licensed Territory in connection with one or more Licensed Products.

“Valid Claim” shall mean a claim of an unexpired patent within the Patent Rights which has matured into an issued patent or a claim being prosecuted in a pending application within the Patent Rights. In each case a claim shall be presumed to be valid unless and until it has been held to be invalid by a final, unappealable judgment of a court of competent jurisdiction.

ARTICLE 2
GRANT

Section 2.1.             Grant of License. Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, upon the terms and conditions herein specified, an exclusive license under the Patent Rights, the Licensed Know-how and the Trademark, and the right to practice Licensed Methods, solely in connection with the importation, promotion, distribution, use and sale of Licensed Products under the Trademark in the Licensed Territory. Licensor hereby agrees that it shall not grant any other licenses to exploit the Licensed Rights or the Licensed Products in the Licensed Territory to any third party (including, without limitation, its Affiliates) during the term of this Agreement. The license granted hereunder does not include any right or license of Licensee to make or have made Licensed Products, all such right and license being hereby retained by Licensor. The license granted under this Article 2 shall be subject to the terms and conditions of this Agreement and the following terms:

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

(a)             The rights of the Original Licensor to use the Scripps Patent Rights for educational and research purposes;

(b)             To the extent applicable, the rights of the United States Government pursuant to 35 U.S.C. 202 et seq. and 37 C.F.R. 401.1 et seq. which may have arisen or resulted from federal funding of research relating to the Scripps Patent Rights, including the non-exclusive right of the United States Government to practice the inventions covered by the Scripps Patent Rights;

(c)             The reserved right of Licensor, to use the Licensed Rights for research and development purposes and, to the extent permitted by Section 7.2, for publication purposes subject to approval by Licensee, which approval shall not be unreasonable withheld; and

(d)             The Standard of Diligence (as such term is set forth in Section 5.6).

Licensee shall have no right to sublicense or otherwise share its rights hereunder with any other Person other than (i) Affiliates of Licensee (provided that Licensee shall not be relieved of any of its obligations under this Agreement), as provided for in Section 15.9, and (ii) third parties pursuant to a sublicense or distribution agreement complying with Section 2.3.

Section 2.2             No Active Sales Outside Licensed Territory. Licensee shall neither directly nor indirectly carry out any active sales of or actively seek customers for the Licensed Products outside the Licensed Territory and it shall not advertise the Licensed Products or maintain branches for the distribution of the Licensed Products outside the Licensed Territory.

Section 2.3.             Sublicense Agreements. Subject to prior determination by the Steering Committee (in accordance with Section 6.1) on a Licensed Product-by-Licensed Product and country-by-country basis that any sublicensing, co-marketing or co-promotion, as applicable, is consistent with maximizing the value of the subject Licensed Product, Licensee shall be entitled to (X) sublicense its rights and obligations under the Agreement in any country of the Licensed Territory, with the exception of the country of Spain or (Y) co-market or co-promote in any country of the Licensed Territory, provided that for each of (X) and (Y), above, (i) any such sublicense or co-marketing/ promotion agreement shall be under terms no less stringent than the ones contained in this Agreement including, without limitation, Licensee’s performance requirements set forth in Section 5.6; (ii) any such sublicense or co-marketing/ promotion agreement shall not be an effective assignment of all of Licensee’s rights and a delegation of all of its obligations under this Agreement, (iii) Licensee shall have obtained the approval of the Steering Committee (in accordance with Section 6.1) for the sublicense, co-marketing or co-promotion partner, which approval shall not be unreasonably withheld or delayed and (iv) Licensee hereby warrants and represents that any such sublicensee or co-promotion/ co-marketing partner of Licensee will comply with all applicable terms of this Agreement and, further, Licensee guarantees performance of this Agreement by any such party.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

The parties hereto agree and acknowledge that the performance of the obligations hereunder shall take into account the following: (A) that solely with respect to the Licensed Product that is Surfaxin® for RDS and/or BPD, it is the prior mutual strategic determination of Licensor and Licensee that sublicensing shall be allowed for Italy and Greece, without any further approval from the Steering Committee, except as may be provided for with respect to the selection and approval of actual sublicensees in accordance with this Section 2.3, and (B) in the event of co-promotion or co-marketing of Licensed Products in Spain, Licensee shall be primarily responsible for the promotional and marketing activities for any such Licensed Products through its own marketing and sales forces.

Section 2.4.             Consideration for Licensed Products. Licensee shall not accept as consideration for the sale or transfer of Licensed Products any consideration other than cash except as consented to by Licensor following agreement between Licensor and Licensee on the methodology for valuing such non-cash consideration.

Section 2.5.             Right of First Negotiation on New Products. For a period of [***] years from the Effective Date (“New Product Negotiation Term”), subject, however, to prior termination as hereinafter provided in Article 8, Licensor shall grant to Licensee an exclusive right of first negotiation to a maximum of [***] future products developed by Licensor (each a “New Product”), solely to the extent to which Licensor is not legally restricted or prevented from licensing any such rights within the Licensed Territory, in accordance with the following terms and conditions:

(a)             Within sixty (60) days of completion of Licensor’s written clinical study report(s) for all Phase 2 clinical trials with respect to any such product opportunity, Licensor shall present in writing, including a copy of the relevant Phase II clinical study final report(s), such product opportunity to Licensee together with any additional information which, at Licensor’s judgment, is reasonably necessary for Licensee to evaluate its possible interest in the New Product in a manner that is reasonably intended to provide a basis for Licensee’s decision as to whether to exercise its option hereunder (a “New Product Presentation”). At Licensee’s request, Licensor shall provide Licensee with any additional information solely to the extent that such additional information is reasonably necessary for Licensee to evaluate its possible interest in the New Product.

(b)             Within sixty (60) days from the date of any such New Product Presentation, Licensee shall notify Licensor in writing of Licensee’s intention to enter into negotiations to license the rights to any such product. Should Licensee fail to notify Licensor of Licensee’s intention to license such rights or should Licensee notify Licensor of Licensee’s lack of intent to license such rights, Licensor shall have the immediate right to offer the New Product opportunity to any other third party offeree(s) without any further obligation hereunder. In the event that Licensee has notified Licensor of its intent to license any such rights, Licensee and Licensor hereby expressly agree that such license or any other similar grant of rights in respect thereto shall contain, among other customary terms and conditions, the following:

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

(i)

up-front cash payment(s) to be paid by Licensee to Licensor in amounts that are consistent with customary pharmaceutical industry practices and appropriate with reference to the technology value and potential product value of such New Product;

(ii)

Licensor, Licensee and other sublicensees of the Licensor shall share all future clinical development work and or expenses with respect to any such New Product opportunity, in relation with Phase 3 clinical trials necessary to obtain and/or maintain the Marketing Regulatory Approvals in the Licensed Territory, on a [***] basis using the relevant IMS annual global pharmaceutical data relative to the aggregate pharmaceutical market size of the proposed licensed territory for all pharmaceutical products as the basis of determining the amount of such costs to be borne by each of the parties at the time. Licensee and its sublicensees shall be responsible for the work and costs associated with any and all clinical development activities that is conducted in the Licensed Territory for the New Product that are not necessary to obtain or maintain Marketing Regulatory Approval for any such New Product;

(iii)

payment to Licensor of cash milestones in amounts that are consistent with customary pharmaceutical industry practices and are reflective of the value of such New Product created during the development process and which amounts take into account Licensee’s contribution to development of any such value;

(iv)

Licensee shall be responsible for customary commercialization costs associated with the New Product including, without limitation, sales, marketing, distribution, and safety and medical affairs expenses, in a manner similar to that set forth in this Agreement with respect to Licensed Products; and

(v)

Licensor shall be responsible for the manufacture of any such New Product. The economic terms for the New Product, which shall duly take into account the development expenses and cash milestones paid by Licensee for any such New Product, shall ensure a reasonable profit for the parties in the light of the prevailing and expected market conditions at that time.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

(c) In cases where Licensee has indicated its intention to enter into negotiations to license rights to a New Product as provided hereunder and the parties fail to enter into definitive agreements within hundred and twenty (120) days of the date of Licensee’s notice, delivered to Licensor in accordance with Section 2.5(b) (hereinafter, such event being defined as an “Unrealized New Product”), Licensor shall have the right to offer the Unrealized New Product opportunity to any other third party offeree(s) at terms and conditions that are in substance no more favorable for such other third party offeree(s) than those last offered to Licensee in writing, provided, however, that Licensor shall not execute any agreement on the New Product with any such third party offeree(s) without previously offering Licensee the right to enter into an agreement on substantially similar terms than those contained in the final agreement with the relevant third party offeree.

(d)  Should senior executive officers of Licensor become aware of the possible interest of any third party to enter into an agreement in relation with any New Product prior to completion of all Phase 2 clinical trials, then Licensor shall promptly notify Licensee of such possible interest of a third party. In such event, and notwithstanding Section 2.5(a) herein, Licensor and Licensee agree to initiate good faith negotiations with respect of such New Product with a view to enter into an agreement for the development and commercialization of such New Product prior to the completion of the Phase 2 development for that New Product; provided, however, that in any such event the parties agree that any negotiations hereunder shall be performed within timeframes similar to those as set forth in Section 2.5 and shall encompass terms and conditions similar to those set forth in Sections 2.5(b) and (c).

(e)  Prior to the expiration of the New Product Negotiation Term, Licensee’s rights hereunder to New Products shall be terminated upon the occurrence of any two of the following events, in any combination thereof: (i) a New Product license is entered into by the parties; and (ii) An Unrealized New Product event occurs.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

ARTICLE 3
GRANT BACK

In consideration for Licensor (i) making the Licensed Know-how (including any improvements thereto and solely to the extent provided for in Section 2.1) available to Licensee on a continuing basis for the duration of this Agreement and (ii) procuring, and making available to Licensee the benefit of, equivalent grants from Licensor’s other licensees for the Licensed Products outside the Licensed Territory Licensee hereby grants to Licensor and such other licensees as Licensor may designate a royalty-free, nonexclusive license outside the Licensed Territory, with the right to grant sublicenses, under any and all inventions and Licensee Proprietary Information (whether patentable or not) hereafter during the term of this Agreement, developed, possessed or acquired by Licensee related to the Licensed Products, Patent Rights, Licensed Know-how or Licensed Methods; provided that Licensee is not legally restricted or prevented from granting such rights in connection with the relevant invention. Licensee shall provide Licensor with a written enabling disclosure of each invention (such as a patent application or internal docket reference) unambiguously identifying it as an invention governed by this Article 3 prior to filing a patent application or taking any other action disclosing or potentially disclosing the same to third parties.

Licensee shall promptly disclose all Licensee Proprietary Information to Licensor and, subject to the execution of confidentiality undertakings comparable to those set forth in Article 7, to Licensor’s other licensees (and or Affiliates and permitted sublicensees) of Patent Rights outside the Licensed Territory on a continuing basis during the term of this Agreement. Licensee hereby grants to Licensor and such licensees a royalty-free nonexclusive license, with the right to grant sublicenses, to use the Licensee Proprietary Information outside the Licensed Territory. Licensee shall not disclose any such invention and or Licensee Proprietary Information under circumstances that would reasonably be expected to result in the loss of the protectible status of any such invention and or Licensee Proprietary Information without the prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed.

ARTICLE 4
CONSIDERATION

Section 4.1.             Common Stock Grant. Contemporaneously with the execution of this Agreement, Licensor shall issue 500,000 shares of Licensor’s common stock, par value $.001 per share to Licensee for no additional consideration. Licensee shall be entitled to the registration rights for such shares of common stock that are provided for in the Common Stock Letter Agreement between Licensor and Licensee dated as of December 3, 2004.

Section 4.2.             Supply Agreement. Concurrently with the execution of this Agreement, Licensor and Licensee shall enter into an amended and restated supply agreement for Licensed Products (the “Revised Supply Agreement”).

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Section 4.3             Sharing of Fees. With respect to cash amounts as provided for herein that are received by Licensor from third parties regarding any partnerships or alliances entered into in connection with the Development and/or commercialization of the Licensed Products (as such term is defined in this Revised Collaboration Agreement) anywhere in the Licensed Territory (provided, however, that solely for the purposes of this Section 4.3 that Licensed Territory shall be as defined in the Collaboration Agreement dated March 6, 2002, between the parties), Licensor and Licensee shall share in any such cash amounts according to the following ratio: Licensor [***]%; Licensee [***]% (provided, however, that the aggregate of any amounts received by Licensee pursuant to this Section 4.3 shall not exceed $20 million (USD)).

Cash amounts received by Licensor from third parties that shall be subject to sharing under this Section 4.3 shall expressly be limited to license fees, technology access fees and performance-based milestones (i.e., such milestones solely intended to reward the Licensor upon the occurrence of events characteristic of the product development process and of the process of application for and grant of regulatory approval to market the subject Licensed Products and price approval therefor) for licenses granted by Licensor and shall exclude, without limitation, amounts received by Licensor: in return for supplying or royalties and other revenues associated with the sale of Licensed Products; as funding for product development, commercialization, manufacturing, and regulatory activities; and with respect to any bona fide equity or loan transactions). Licensor shall conduct negotiations with third parties with respect to potential licenses in the greatest commercially practicable manner so as the entering into of any such relationship would provide for cash license fees, technology access fees and performance-based milestones that are appropriate with reference to the technology and potential value of the Licensed Products and the value created during the Development process.

For the purposes of this Section, upon execution of any such agreement with a third party, Licensor shall immediately notify Licensee as to the agreed upon commercial terms with such party in order to enable Licensee to assess the cash amounts to which it is entitled. Licensee may verify the information provided by Licensor by means of the audit of an external consultant, acceptable to Licensor, which, at reasonable business hours, may inspect Licensor’s premises by giving prior reasonable notice. Any such inspections shall be at the sole cost of Licensee, except in the event where the adjustment shown by such inspection is greater than 10% of the amount incurred, then the Licensor shall bear such costs.

Section 4.4             Cash Payments to Licensor for Milestones. Licensee shall pay to Licensor the following cash amounts upon the attainment of the following:

1.	$ [***] upon EMEA Marketing Regulatory Approval for RDS.
2.	$ [***] upon EMEA Marketing Regulatory Approval for BPD.
3.

$ [***] upon price approval in the Territory for ARDS provided, however, that the parties have reached a mutually satisfactory Transfer Price in accordance with the Amended and Restated Supply Agreement.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

4.	$ [***] upon EMEA Marketing Regulatory Approval for ALI prophylaxis.
5.	$ [***] upon filing for EMEA Marketing Regulatory Approval of the nCPAP Licensed Product.
6.	$ [***] upon EMEA Marketing Regulatory Approval of the nCPAP Licensed Product.
7.	$ [***] upon filing for EMEA Marketing Regulatory Approval for asthma in the hospital setting.
8.	$ [***] upon EMEA Marketing Regulatory Approval for asthma in the hospital setting.
9.	$ [***] upon filing for EMEA Marketing Regulatory Approval for COPD in the hospital setting.
10.	$ [***] upon EMEA Marketing Regulatory Approval for COPD in the hospital setting.

Section 4.5             Manner of Payment. The amounts provided for in Section 4.3 and Section 4.4 shall be paid in United States Dollars. Any and all taxes that are levied on payments accruing under this Article 4 of the Agreement in a country in which provision is made in the law or by regulation for withholding may be deducted by the payor from such amounts and paid to the proper taxing authority and evidence of such payment shall be secured and sent to the payee as promptly as possible. The parties shall do all such lawful acts and things and sign all such lawful deeds and documents as either party may reasonably request from the other party to enable Licensee or Licensor, or their respective Affiliates and/or sublicensees to take advantage of any applicable legal provision or any double taxation treaties with the object of paying the sums due to any payee hereunder without withholding any tax or as promptly as practicable recovering any such withheld tax. Amounts to be paid hereunder shall be paid: (i) with respect to amounts due to Licensee pursuant to Section 4.3, as soon as practicable following Licensor’s receipt of any such shareable amounts received thereunder but in no event later than ten (10) Business Days after such receipt; and (ii) with respect to amounts due to Licensor pursuant to Section 4.4, as promptly as practicable upon Licensee’s receipt of Licensor’s invoice issued upon occurrence of any such event, but in no event later than ten (10) Business Days after receipt of Licensor’s invoice.

ARTICLE 5
SCOPE OF THE COLLABORATION

Section 5.1.             Goals of the Collaboration. Subject to Section 8.6(b) hereinbelow, the parties hereto desire to collaborate in a strategic relationship with regard to product Development and commercialization programs for the Licensed Products with the following goals and in the following manner:

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

(a)	the Development and clinical testing of Licensed Products;

(b)	Marketing Regulatory Approval of Licensed Products in the Licensed Territory; and

(c)	the manufacturing by Licensor and the marketing, sale, and distribution by Licensee of Licensed Products in the Licensed Territory.

In performance of the foregoing, Licensor and Licensee agree to collaborate diligently in the overall strategic relationship and in the Development and commercialization of Licensed Products in the Licensed Territory in accordance with the terms and conditions contained in this Agreement including, without limitation, the respective roles and responsibilities of the parties as set forth in this Article 5.

Section 5.2.             Roles and Responsibilities. The principal mechanism by which the parties contemplate coordinating their respective clinical Development and sales and marketing activities will be through consensus-based decision-making through: (i) a joint Development Committee (established and governed pursuant to Section 6.2 of this Agreement) and (ii) a joint Commercialization Committee (established and governed pursuant to Section 6.3 of this Agreement); in each case, under the oversight of a joint Steering Committee (established and governed pursuant to Section 6.1 of this Agreement), provided, that the parties expressly acknowledge and agree that the following shall apply:

(a)              Conduct of Clinical Investigations. The Development Committee (as such term is defined in Section 6.2) shall be responsible for the Development of Licensed Products in the Licensed Territory; provided, however, that

(i)

Licensor, at its cost, shall be responsible for planning and managing the research and development work related to Licensed Products that is necessary to obtain EMEA approval, regardless of where conducted, subject to Section 5.2(a)(ii), below;

(ii)

Subject to Section 8.6(b) hereinbelow, Licensee shall contribute for Phase 3 Development of Licensed Products in the Licensed Territory by conducting, sponsoring, and funding the cost (up to the amounts specified below for each category of Licensed Products) of Phase 3 clinical trials that are conducted in the Licensed Territory (it being acknowledged by the parties that any such trials are intended to be a part of a global European development program for the Licensed Products), as discussed and agreed to by the Development Committee. Licensee’s contribution under this Section 5.2(a)(ii) shall be solely limited to those costs that may be incurred with respect to Phase 3 Development conducted with respect to clinical sites located in the Licensed Territory and shall solely include (x) shipping costs for investigational product and other materials supplied to clinical sites; and (y) external costs and payments for the subject Phase 3 clinical trial including, without limitation, consultants, contract research organizations, payments to clinical investigators and support staff, insurance companies, clinical sites, and regulatory fees (“Phase 3 Costs”); provided, however, that with regards to each of (x) and (y), above, Licensee’s obligation for contribution shall apply whether such costs are contracted for and/ or initially paid by Licensor or Licensee. The Development Committee shall (A) be responsible for developing and approving the budgets for Phase 3 Costs taking into account the nature of the Phase 3 Costs, and (B) approve the selection, without limitation, of clinical sites and specific consultants, contractors and clinical investigators to be used in the performance of Phase 3 Development. Such approval by the Development Committee shall constitute the parties’ commitment to undertake the relevant Phase 3 Development and Licensee’s agreement to contribute to any such Phase 3 Costs up to a maximum of the following amounts in U.S. Dollars (“Licensee’s Maximum Contribution”):

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

1.	For Licensed Products for the ARDS and/ or ALI indications, up to $[***];
2.	For Licensed Products for the BPD indication, up to $[***];
3.	For nCPAP Licensed Product(s), up to $[***];
4.	For Licensed Products for the asthma and COPD indication in the hospital setting, up to $[***]; and
5.

For Licensed Products for the COPD indication in the hospital setting, up to $[***], only if a separate Phase 3 pivotal trial is conducted for this indication (i.e. independent from the Phase 3 pivotal trial for asthma).

Provided, however, that the determination of whether separate Phase 3 Development has occurred for the purposes of this Section 5.2(a)(ii) shall not be based upon the existence of separate formulations of Licensed Product.

(iii)

Promptly upon the completion of the experimental phase of the subject Phase 3 clinical trial in the Licensed Territory (i.e. when the last visit of the last patient has occurred), a reconciliation of Licensee’s Phase 3 Cost contributions determined hereunder (including, without limitation, those costs previously invoiced, paid or still to be invoiced and paid) shall be made with reference to Licensee’s Maximum Contribution for such trial. Both parties shall keep such records as are necessary to determine accurately the sums due under this Section 5.2(a). Such records shall be retained by each party and, at any time during the Term of the Agreement, at the prior written request and expense of the other party, shall be made available for inspection, review, and audit during normal business hours, by an internationally recognized independent certified public accounting firm selected by the auditing Party and reasonably acceptable to the other Party for the sole purpose of verifying the accounting reports and payments made or to be made pursuant to this Section 5.2(a); provided, however, that such audits may not be performed more than once per contract year. The auditing Party shall pay for such inspections, except that in the event where the adjustment shown by such inspection is greater than 10% of the amount incurred, then the audited Party shall pay for such inspection.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

(iv)

Licensee shall be the sponsor in the Licensed Territory of all Phase 3 clinical trials to which it contributes in accordance with this Section 5.2 and, subject to the prior approval of the Development Committee, Licensee shall be entitled to conduct monitoring and auditing of the sites at its own cost and expense. With respect to Licensee’s sponsorship, monitoring and auditing, as applicable, Licensor, through the operation of the Development Committee or directly, shall (i) have the sole authority to approve the clinical site agreement that may be entered into by Licensee and a clinical site prior to its signature and, to the greatest extent possible with reference to then or future applicable law, be named as a co-sponsor thereto; and (ii) be entitled to oversee and audit clinical site operations including, without limitation, site interactions, site initiation, and monitoring and auditing conducted by Licensee, all at Licensor’s expense.

(v)

Licensor and Licensee shall keep each other fully informed on the progress of all clinical trials of Licensed Products and shall promptly provide the other with copies of all submissions to regulatory authorities in connection therewith, all significant communications received from such regulatory authorities and reasonably detailed descriptions (in English) of all meetings with and verbal communications with such regulatory authorities which are of significance.

(vi)

Each of Licensor and Licensee shall use its best commercial efforts to complete all clinical trials for which it is responsible within the parameters established by (and as such parameters may be modified by) the Development Committee.

(b)              Commercialization Activities. Through the governance mechanism of the Commercialization Committee (as such term is defined in Section 6.3), Licensor and Licensee shall actively participate in the strategic marketing activities for Licensed Products in the Licensed Territory. Without prejudice to Section 2.1 and 2.3, Licensee shall be responsible for activities and associated costs and expenses involved in the pre-launch, launch and post-launch marketing, sales, and distribution of Licensed Products in the Licensed Territory including, without limitation, (i) providing country-specific marketing resources including, but not limited to, personnel, marketing materials and other customary marketing tools and methods; (ii) furnishing sufficient sales personnel to adequately detail Licensed Products in the Licensed Territory and achieve insertion of Licensed Products into hospital formularies; (iii) managing and conducting order taking, storage and distribution of Licensed Product in the Licensed Territory; (iv) performing country-specific regulatory affairs activities and price and reimbursement negotiations during the Regulatory Marketing Approval process; (v) managing local medical affairs and reporting of drug safety issues to Licensor and appropriate regulatory authorities; and (vi) periodically report to the Commercialization Committee and Steering Committee on Licensee’s marketing and sales activities related to pre-launch, launch and post-launch periods for all Licensed Products.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

(c)             Licensee, shall develop a sales and marketing plan, which shall be subject to the periodic review and approval (no less frequently than every 12 months) of the Steering Committee as provided hereunder, comprised of individual sales and marketing (pre-launch, launch and post-launch) plans for each Licensed Product on a country-by-country basis in the Licensed Territory in a form and content consistent with general pharmaceutical industry practices (the “Marketing Plan”).

Section 5.3             Regulatory Approvals.

(a)           Subject to the completion of requisite clinical investigations by the Licensor, Licensor shall prepare and submit to the EMEA a MAA within 6 months of the date of acceptance of filing of the applicable NDA by the FDA and shall use its diligent efforts to obtain and maintain all EMEA Marketing Regulatory Approvals for the term of this Agreement, all at the cost and expense of Licensor, except as may otherwise be provided for in Section 5.2. When filing for MAA, Licensor shall designate, as appropriate, Licensee or such Licensee’s Affiliates or permitted sublicensees and/or partners designated by Licensee as its distributors or local representatives for the Licensed Products in the Licensed Territory. Licensor shall, upon the granting of each Marketing Regulatory Approval obtained by Licensor, promptly supply Licensee with a copy of such approval.

(b)             Subject to receipt of MAA Marketing Regulatory Approval by Licensor, Licensee, where appropriate, shall prepare and submit to the regulatory authorities in the Licensed Territory country-specific and Licensed Product specific applications for Pricing Approvals as soon as practicable and shall use its diligent efforts to obtain and maintain all Pricing Approvals that are obtained by Licensee for the term of this Agreement, all at the cost and expense of Licensee. Licensee shall, upon the granting of each Pricing Approval obtained by Licensee, promptly supply Licensor with a copy of such approvals. The parties contemplate that country-specific applications for Marketing Regulatory Approvals shall not be necessary for any of the Licensed Products in the Licensed Territory, however, should any such country-specific applications be required, Licensee shall be responsible for all associated costs for filing and maintaining such Marketing Regulatory Approvals.

(c)             Each party shall, in connection with any Marketing Regulatory Approvals and Pricing Approvals obtained by such party in the Licensed Territory, grant to the other party an irrevocable right of access and reference thereto and shall effect such notifications to regulatory authorities as shall be reasonably necessary to accomplish the foregoing. Each party shall assist the other party in maintaining any such Marketing Regulatory Approvals and Pricing Approvals including supplying to the other party any information in connection therewith.

(d)             In the event of termination of this Agreement pursuant to Section 8.2 (only in the event of termination by Licensor) and Sections 8.3, 8.4, and 8.6(a), Licensee shall promptly transfer to Licensor or Licensor’s designee, possession, and ownership of all governmental or regulatory correspondence, conversation logs, filings, and approvals (including all country-specific Marketing Regulatory Approvals, if any, and Pricing Approvals) relating to the Licensed Products and, to the extent not already done, Licensee shall appoint Licensor as Licensee’s agent for all Licensed Product-related regulatory matters in the Licensed Territory. Licensee shall execute all documents and take all such further actions as may be reasonably requested by Licensor in order to give effect to the foregoing. Licensor shall reimburse Licensee for all reasonable costs incurred in performance hereunder.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Section 5.4             Commencement of Marketing. Licensee shall consummate its first commercial sale of each Licensed Product in each country of the Licensed Territory within six (6) months after official publication of the obtaining of Pricing Approval (or if Pricing Approval is not applicable, within six (6) months of Marketing Regulatory Approval in such country); provided, however, that if Licensee has failed to meet such deadlines in any country because of reasons beyond the control of Licensee, Licensor and Licensee shall discuss in good faith a new deadline for such country. In the event Licensee does not consummate a sale within such period, Licensor may notify Licensee of a default under this Section 5.4 and, in the event such default is not cured within thirty (30) days from such notice of default, Licensor shall have the right to terminate the license granted to Licensee hereunder with respect to such Licensed Product in such country.

Section 5.5.             Post-Authorization Studies. [***] shall be responsible for conducting, at its own cost and expense such post-authorization studies activities as may be useful or necessary for the better knowledge and use of the Licensed Products in the Licensed Territory provided that the protocol shall be approved in accordance with Section 5.2(a) in advance of its commencement. The Development Committee shall monitor and supervise the conduct thereof. Licensee shall purchase Licensed Product for any such clinical trials at Licensor’s Cost of Goods (as set forth in the Revised Supply Agreement). Licensor shall be entitled, with reasonable prior notice and at reasonable times and intervals, to (i) audit the clinical activities of Licensee; (ii) establish a pharmacovigilance committee jointly with Licensee to monitor and assess the safety outcomes of such clinical activities; and (iii) utilize the resulting data for Licensor’s own purposes, subject, however to Licensee’s prior consent, which consent shall not be unreasonably withheld.

Section 5.6.             Standard of Diligence. (a) Should Licensee (or any sublicensees or co-promotion/ co-marketing partners of Licensee) fail to satisfy [***]% of the annual sales targets (as such sales targets are established in the Marketing Plan in accordance with Section 5.2(c)) with respect to the subject Licensed Product in a country of the Licensed Territory for two (2) consecutive years, Licensor shall have the right to terminate the exclusivity character of the rights granted hereunder with respect to the relevant country(ies) and subject Licensed Product where such failure has occurred with a prior notice of ninety (90) days addressed to Licensee; provided, however, that such notice shall need to be sent, in order to be valid and enforceable, within sixty (60) days after Licensor becoming aware of any such failure. Should Licensee (or any sublicensees or co-promotion/ co-marketing partners of Licensee) fail to satisfy

[***]% of the annual sales targets (as such sales targets are established in the Marketing Plan in accordance with Section 5.2(c)) with respect to the subject Licensed Product in a country of the Licensed Territory for two (2) consecutive years, Licensor shall have the right to terminate this Agreement with respect to the relevant country(ies) and subject Licensed Product where such failure has occurred with a prior notice of ninety (90) days addressed to Licensee; provided, however, that such notice shall need to be sent, in order to be valid and enforceable, within sixty (60) days after Licensor becoming aware of any such failure.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

(b) Licensee shall use commercially reasonable efforts to commercialize the Licensed Products in the Licensed Territory throughout the term of this Agreement in accordance with all applicable legal and regulatory requirements, including promoting the Licensed Products by accepted promotional practices consistent with those used (i) by Licensee in connection with the promotion of its other products and (ii) in the critical care pharmaceutical industry generally.

Section 5.7. Marketing Plan. Licensee, shall submit to the Steering Committee the Marketing Plan (as such term is defined in Section 5.2(b) hereinabove) for:

(i)

The Surfaxin® Licensed Product for RDS, the first action of the Commercialization Committee shall be to establish the schedule for submission of the applicable pre-launch market development plan by Licensee.

(ii)	Except for as set forth in Section 5.7(i), for all Licensed Products Licensee shall submit pre-launch market development plans as directed by the Commercialization Committee.
(iii)

For all Licensed Products, Licensee shall submit within ninety (90) days prior to the planned launch date for a subject Licensed Product for each country of the Licensed Territory a Marketing Plan (i.e., a launch plan).

(iv)	For all marketed Licensed Products, Licensee shall submit an updated Marketing Plan for each country of the Licensed Territory before the end of each calendar year.

Section 5.8.             Record-keeping. Licensor shall maintain complete and accurate records for such periods as may be required by applicable law, but in no event less than three (3) years, of all Licensed Products sold by it, including distribution data.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Section 5.9.             Promotional Material. (a) Licensor shall supply free of charge to Licensee samples of all training aids and literature used by Licensor and its Affiliates and distributors and sublicensees thereof for training their sales representatives and samples of all promotional and sales material used by Licensor or its Affiliates and distributors and sublicensees thereof for the Licensed Products.

(b)             Licensee shall submit to Licensor, for Licensor’s prior review and written approval (which approval is intended to ensure consistency with global strategic marketing initiatives and regulatory requirements and which shall not be unreasonably withheld or delayed), all training aids, promotional and sales materials, literature, and other relevant media proposed to be used by Licensee and its Affiliates and distributors and sublicensees thereof for training sales representatives for the Licensed Products. In the event Licensor has not provided its approval to the materials submitted for its review within a term of ten (10) Business Days, such materials shall be deemed approved.

Section 5.10.             Promotional Claims. All technical and scientific information and therapeutic claims referred to by Licensee in promotional advertisements, promotional literature, sales aids, training aids and literature and the like with respect to each Licensed Product shall be consistent with any Marketing Regulatory Approval and the information and claims made by Licensor with respect thereto insofar as the latter are consistent with Marketing Regulatory Approvals or permitted practices in the Licensed Territory. Licensee shall not employ any sales practice or display any advertisement which the Commercialization Committee determines is detrimental to Licensor’s interests and Licensor shall be entitled to require licensee to promptly cease any such practice or withdraw any such advertisement.

Section 5.11.             Samples of Licensee’s Promotional Material. Licensee shall supply free of charge Licensor with samples of product labeling, packages and/or cartons and the like and of all advertisements, promotional literature, sales aids, training material for salesmen, used by Licensee in connection with the promotion and sale of the Licensed Products.

Section 5.12.         Adverse Event Reporting. The parties shall establish a procedure for the handling of adverse events as soon as is practicable after the Effective Date, which procedure shall be in conformance with all applicable laws, rules and regulations; provided, however, that (i) Licensee shall be responsible at its expense for collecting local safety data on the Licensed Product in the Licensed Territory and the timely submission thereof to Licensor, and (ii) Licensor shall be responsible for maintaining a global adverse event reporting system and appropriate database at its sole cost and expense and for the timely submission of required safety reports to appropriate authorities. Each party shall advise the other, by telephone or facsimile, within twenty-four (24) hours after it becomes aware of any serious adverse event arising in connection with the use of any Licensed Products and shall include the following information: a description of the patient (which shall be made in compliance with any applicable data protection regulations), the Licensed Product, the reporting source and a description of the event and/or such other information as may be required by the relevant regulatory authorities in the Licensed Territory at the time the serious adverse event occurs. No later than five (5) days after its initial report, the party informing of a serious adverse event shall provide the other with a written report delivered by confirmed facsimile of any reported serious adverse event stating the full facts known to it, including but not limited to such information as may be required by the relevant regulatory authorities in the Licensed Territory at the time the serious adverse event occurs. The Adverse Event Reporting to the EMEA and other regulatory agencies shall be made by Licensor at its sole cost and expense. In any event, Licensor and Licensee shall promptly provide each other with a copy of any Adverse Event notice that they may address to any regulatory agency (including, without limitation, the FDA) in connection with the Licensed Products.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Section 5.13.         Licensed Product Distribution. For the Licensed Products, Licensee shall provide customary distribution services, including, without limitation, storage, order taking, shipping, billing, accounts receivable, returns/allowances in the Licensed Territory at its cost and expense.

ARTICLE 6
GOVERNANCE AND COMMITTEE STRUCTURE

Section 6.1             Steering Committee.

(a) Licensee and Licensor shall jointly form an oversight committee (the “Steering Committee”) that shall (i) manage the overall strategic relationship and the strategic marketing and sales activities for Licensed Products in the Licensed Territory, (ii) to review and approve the pre- and post-launch Marketing Plans as well as any other matters required for the sales and promotion of Licensed Products in the Licensed Territory (including, without limitation, the strategic decision-making authority to authorize sublicensing, co-promotion or co-marketing and the tactical decision to approve a recommended sublicensing, co-promotion or co-marketing partner in the Licensed Territory), except to the extent that certain matters are solely the responsibility of a single party under this Agreement; (iii) to advise, provide input and determine strategy for future clinical and/or marketing studies; (iv) have overall responsibility for the success of such matters as established by this Agreement, and (v) be charged with promptly resolving disputes of the parties, if any, subject to Section 15.4.

(b)             The Steering Committee will be comprised of [***] (unless otherwise mutually agreed) that shall have the overall functional responsibility for corporate operations/business development, commercial operations and product development within their respective organizations. The Steering Committee shall be chaired [***]. The initial members of the Steering Committee shall be designated by the parties hereto not later than thirty (30) days after the Effective Date and the first Chairperson shall be a designee of Licensor. [***] The Steering Committee shall to the extent practicable seek to operate by consensus. In the event of any deadlock or other inability of the Steering Committee to reach a determination with respect to any matter within the authority of the Steering Committee, the issue shall be referred to the respective Chief Executive Officers (or equivalent position) of each party who shall use their best endeavors to agree in good faith to a resolution of the dispute within thirty (30) days of their receipt of notice as to such dispute. If they are unable to resolve the dispute within such thirty

(30)-day period, it shall be referred to the decision of an external expert suitably qualified to resolve such dispute which is mutually acceptable to both parties, whose decision shall be final. In resolving the dispute, the appointed expert shall take into account development and marketing practices and procedures common in the pharmaceutical industry and appropriate with reference to the subject Licensed Products. Either party may appoint, substitute or replace members of the Steering Committee to serve as their representatives upon notice to the other party.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

(c)             The Steering Committee shall meet within 60 days after the Effective Date and thereafter at least every 6 months. The location of such meetings shall alternate between Discovery’s Pennsylvania headquarters, United States and Barcelona, Spain, unless otherwise agreed to by Licensor and Licensee. The Steering Committee may also meet by means of a telephone or video conference call with the consent of each of Licensor and Licensee. Licensee and Licensor shall use reasonable efforts to cause their representatives to attend the meetings of the Steering Committee. If a representative of either of the parties hereto is unable to attend a meeting, such party may designate an alternate to attend such meeting in place of the absent representative.

Section 6.2             Development Committee.

(a) Licensee and Licensor shall jointly form a development committee (the “Development Committee”) to oversee the Development of Licensed Products within the Licensed Territory. The Development Committee shall have functional responsibility for the success of the matters related to the Development of the Licensed Products in the Licensed Territory and related medical and regulatory activities as established by this Agreement, including without limitation: (i) to determine and oversee the overall strategy for all such activities for Licensed Products in the Licensed Territory; (ii) to plan and coordinate the parties’ efforts hereunder related to all such activities for Licensed Products in the Licensed Territory; and (iii) to facilitate the flow of information among the parties, including coordinating all such activities with manufacturing schedules and distribution.

(b)             The Development Committee will be comprised of [***] (unless otherwise mutually agreed) that shall have the overall functional responsibility for Licensed Product clinical Development and medical and regulatory operations. The Development Committee shall be chaired [***]. The initial members of the Development Committee shall be designated by the parties hereto not later than thirty (30) days after the Effective Date. Upon resignation by or removal of any member of the Development Committee, Licensee or Licensor, as appropriate, shall have the sole right to appoint a successor. [***] The Development Committee shall to the extent practicable seek to operate by consensus. In the event of any deadlock or other inability of the Development Committee to reach a determination with respect to any matter within the authority of the Development Committee, the issue shall be submitted to the Steering Committee.

(c)             The Development Committee shall meet within 60 days after the Effective Date and thereafter at least every 6 months. The location of such meetings shall alternate between Discovery’s Pennsylvania headquarters, United States and Barcelona, Spain, unless otherwise agreed to by Licensor and Licensee. The Development Committee may also meet by means of a telephone or video conference call with the consent of each of Licensor and Licensee. Licensee and Licensor shall use reasonable efforts to cause their representatives to attend the meetings of the Development Committee.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

(d)             The Development Committee will report to the Steering Committee semi-annually in an appropriately detailed manner and shall provide the Steering Committee annually with a written comprehensive report on the execution of the clinical development programs contemplated hereunder.

Section 6.3             Commercialization Committee.

(a) Licensee and Licensor shall jointly form a commercialization committee (the “Commercialization Committee”) to oversee the commercialization of Licensed Products within the Licensed Territory. The Commercialization Committee shall have functional responsibility for the success of the matters related to commercialization of the Licensed Products in the Licensed Territory as established by this Agreement, including without limitation: (i) the overall Commercialization strategy to assure consistency with Licensor’s global branding strategy; (ii) planning and coordinating commercialization activities; (iii) submitting Marketing Plans to the Steering Committee for its review and approval, (iv) facilitating the flow of appropriate commercial information among the parties, including coordinating commercialization activities with manufacturing schedules and distribution and (v) recommending to the Steering Committee sublicensees, co-promoters and/or co-marketers for the Licensed Products as set forth under Section 2.3 hereinabove.

(b)             The Commercialization Committee will number [***]. The initial members of the Commercialization Committee shall be designated by the parties hereto not later than (thirty) 30 days after the Effective Date. Upon resignation by or removal of any member of the Commercialization Committee, Licensee or Licensor, as appropriate, shall have the sole right to appoint a successor. The representatives of Licensor shall collectively be entitled to one (1) vote and the representatives of Licensee shall collectively be entitled to one (1) vote. The Commercialization Committee shall to the extent practicable seek to operate by consensus. In the event of any deadlock or other inability of the Commercialization Committee to reach a determination with respect to any matter within the authority of the Commercialization Committee, the issue shall be submitted to the Steering Committee.

(c)             The Commercialization Committee shall meet within 60 days after the Effective Date and thereafter at least every 6 months. The location of such meetings shall alternate between Discovery’s Pennsylvania headquarters, United States and Barcelona, Spain, unless otherwise agreed to by Licensor and Licensee. The Commercialization Committee may also meet by means of a telephone or video conference call with the consent of each of Licensor and Licensee. Licensee and Licensor shall use reasonable efforts to cause their representatives to attend the meetings of the Commercialization Committee.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

(d)             The Commercialization Committee will report to the Steering Committee semi-annually in an appropriately detailed manner and shall provide the Steering Committee annually with a written comprehensive report on the execution of the commercialization programs contemplated hereunder.

Section 6.4             General Committee Procedures.

(a)             Each party shall be responsible for all of its own expenses of participating in any committee or any working group. If a representative of either of the parties hereto is unable to attend a meeting, such party may designate an alternate to attend such meeting in place of the absent representative.

(b)             Meeting Agendas and Minutes. Each Party will disclose to the other proposed agenda items along with appropriate information at least 10 Business Days in advance of each meeting of the applicable Committee; provided that under exigent circumstances requiring Committee input, a party may provide its agenda items to the other party within a lesser period of time in advance of the meeting, or may propose that there not be a specific agenda for a particular meeting, so long as such other party consents to such later addition of such agenda items or the absence of a specific agenda for such Committee meeting. The chairperson(s) of each Committee shall be responsible for calling meetings, preparing, and circulating an agenda in advance of each meeting of such Committee and preparing and issuing minutes of each meeting within 15 days thereafter; provided that such minutes will not be finalized until both parties review and confirm the accuracy of such minutes in writing.

(c)             Other employees of each party involved in the Development, manufacture, or commercialization of the Licensed Products may attend meetings of any of such Committees as nonvoting participants, and, with the consent of each party, consultants, representatives, or advisors involved in the Development, manufacture, or commercialization of Licensed Products may attend meetings of any of such Committees as nonvoting observers; provided that such third-party representatives are under obligations of confidentiality and non-use applicable to information of each party and that are at least as stringent as those set forth in Article 7.

Section 6.5.             Cost Sharing of Global Marketing Activities. Each of Licensor and Licensee hereby agree that the Commercialization Committee shall discuss in good faith the possibility for the parties to share in the cost and expense of any global marketing activities which may beneficially effect Licensor’s commercialization of Licensed Products. Any such agreement as to sharing of costs and expenses shall take into account the value of the Licensed Territory relative to the global value of the Licensed Product.

Section 6.6.             Coordination of Committee Activities with Licensor’s other Collaborators. Licensee hereby acknowledges that Licensor intends to establish collaborative arrangements substantially similar to those provided for by this Agreement with third parties for Licensed Products outside of the Licensed Territory and agrees that it shall be to the mutual benefit of each of Licensee, Licensor, and potential other collaborators of Licensor to coordinate Development and commercialization activities for Licensed Products on a global basis. Licensee acknowledges that Licensor intends to establish global committees with functional responsibilities similar to those committees outlined herein and that Licensee shall participate on any such global committee.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Section 6.7.             Global Project Management. Licensor shall have overall responsibility for management of global product development and commercialization activities. Licensee hereby acknowledges and agrees that Licensor shall be entitled to maintain oversight on all development and commercialization activities conducted in connection with the Licensed Products and the Licensed Territory in order to ensure consistency of all such activities with Licensor’s global product and commercialization plans.

ARTICLE 7
TRANSFER OF LICENSED KNOW-HOW; CONFIDENTIALITY; PUBLICATION

Section 7.1.           Transfer of Licensed Know-How. Promptly after the Effective Date and from time to time as it becomes available during the term of this Agreement, Licensor shall provide Licensee with the Licensed Know-How, subject, however, to the terms and conditions contained herein including, without limitation, those set forth in Article 2 of this Agreement.

Section 7.2.             Confidentiality. Any information disclosed by either party, its Affiliates or permitted licensees to the other party hereunder shall be safeguarded by the recipient, shall not be disclosed to third parties and shall be made available only to recipient’s employees, Affiliates, licensees for the Licensed Products, independent contractors or external counsels who agree to or are bound by equivalent conditions and who have a need to know the information for the purposes specified under this Agreement. Subject to the license granted under Article 2, all confidential information shall remain the property of and shall be immediately returned to the disclosing party, upon request, after any termination of this Agreement. These mutual obligations of confidentiality shall apply during and for a period of ten (10) years after the term of this Agreement, but such obligations shall not apply to any information that can be established by competent evidence:

(a)             is or hereafter becomes generally available to the public other than by reason of any default with respect to a confidentiality obligation under this Agreement; or

(b)             was already known to the recipient as evidenced by prior written documents in its possession; or

(c)             is disclosed to the recipient by a third party who is not in default of any confidentiality obligation to the disclosing party hereunder; or

(d)             is developed by or on behalf of the receiving party, without reliance on confidential information received hereunder; or

(e)             is provided to third parties under appropriate terms and conditions including confidentiality provisions equivalent to those in this Agreement for Development purposes including, without limitation, consulting, manufacturing Development, manufacturing, external testing and marketing trials with respect to the Licensed Products; or

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

(f)             is used with the consent of the disclosing party (which consent shall not be unreasonably withheld) in applications for patents or copyrights under the terms of this Agreement; or

(g)             has been approved in writing for publication by each of the parties; or

(h)             is required to be disclosed in compliance with applicable laws or regulations in connection with the manufacture or sale of Licensed Products; or

(i)             is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction; or

(j)             is product-related information which is reasonably required to be disclosed in connection with marketing of Licensed Products.

Section 7.3.             Procedures for Obtaining Permission for Disclosure. In the event that either party (the “Disclosing Party”) desires to publish or disclose, by written, oral or other presentation, any confidential information or other information regarding the Licensed Rights, the Disclosing Party shall notify the other party (the “Nondisclosing Party”) in accordance with Section 15.2 at least sixty (60) days before any written or other publication or disclosure. The Disclosing Party shall include with such notice a description of any proposed oral presentation or, in any proposed written or other disclosure, a current draft of such proposed disclosure or abstract. The Nondisclosing Party may, no later than thirty (30) days following the receipt of such notice, notify the Disclosing Party that the Nondisclosing Party will not consent to such disclosure of confidential information. If the Disclosing Party does not receive any such objection to the proposed disclosure of confidential information or other information regarding the Licensed Rights within such 30-day period, the Disclosing Party shall be free to make such disclosure in substantially the manner and form proposed at the time notice was given to the Nondisclosing Party.

ARTICLE 8
TERMINATION

Section 8.1.             Term. Unless otherwise terminated by operation of law or by acts of the parties in accordance with the provisions of this Agreement, this Agreement shall be in force from the Effective Date and shall remain in effect with respect to each Licensed Product in each country of the Licensed Territory for the duration of the Initial Period. Upon expiry of the Initial Period with respect to each country in the Licensed Territory, the license granted under Section 2.1 shall become fully paid up in such country.

In such case and in relation with each of such countries, the following shall apply:

(a)             Licensee shall be entitled to continue to market the Licensed Products in the relevant country under the Trademark and the Marketing Regulatory Approval;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

(b)             Should Licensee decide not to purchase a Licensed Product from Licensor, Licensee shall pay a running royalty of [***] percent ([***]%) of Net Sales (as such term is defined in the Revised Supply Agreement) of such Licensed Product so purchased and sold under the Trademark in consideration of the use of the Trademark;

(c)             Should Licensee decide not to purchase a Licensed Product from Licensor, Licensor shall promptly transfer free of charge the Marketing Regulatory Approval of the relevant country for such Licensed Product to Licensee or to the third party that may be indicated by Licensee, the transfer expenses being borne by Licensee; provided, however, that the EMEA Marketing Regulatory Approval shall only be transferred to Licensee upon expiry of the Initial Period in all the countries of the European Union;

(d)             Should Licensee decide not to purchase the Licensed Products from Licensor, Licensor shall transfer free of charge to Licensee all such know-how that is necessary to enable Licensee to manufacture and/or have manufactured the Licensed Products, and Licensee shall pay a running royalty of [***] percent ([***]%) of Net Sales (as such term is defined in the Revised Supply Agreement) of such Licensed Product so manufactured under such know-how, it being understood that Section 7.2 hereof shall continue to apply with respect to the use of such know-how by Licensee or its subcontractors.

(e)             Should Licensee decide to continue purchasing the Licensed Products from Licensor, Licensor shall maintain the Marketing Regulatory Approvals in force;

(f)              Licensor shall take all appropriate steps and shall timely and diligently cooperate with Licensee so as to avoid any possible discontinuation in the commercialization of the Licensed Products in each country of the Licensed Territory upon the expiry of the Initial Period; and

(g)             Should Licensee decide not to purchase the Licensed Products from Licensor, Licensee shall ensure that such purchased products conform with the Specifications (as such term is defined in the Revised Supply Agreement) and all relevant regulatory authority requirements.

Section 8.2.             Termination by Breach. Upon any material breach of or default under this Agreement (including, without limitation, as provided for in Section 7.2 of the

Revised Supply Agreement) by either party, the non-infringing party may terminate this Agreement upon ninety (90) days written notice to the infringing party. Said notice shall become effective at the end of said period, unless during said period the infringing party shall cure such breach or default.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

In the event that this Agreement is terminated by Licensee pursuant to Section 8.2 of this Agreement, subsections (a) to (f) of Section 8.1 shall apply and, in addition, (i) Licensor shall transfer free of charge to Licensee all such know-how that is necessary to enable Licensee to manufacture and/or have manufactured the Licensed Products, and (ii) Licensor shall promptly return and cease to use any Licensee Proprietary Information and any other information provided by Licensee to Licensor under Article 3 hereinabove.

Section 8.3.             Termination by Licensee. Licensee may terminate this Agreement hereunder as follows:

(a)             Prior to the date of receipt of first Marketing Regulatory Approval, Licensee may terminate this Agreement on sixty (60) days advance written notice to Licensor for any reason, whereupon Licensee shall not be obligated to make any further payments to Licensor other than those payments accruing prior to such termination;

(b)             After and including the date of receipt of first Marketing Regulatory Approval, Licensee may terminate this Agreement upon written notice to Licensor of such intention to terminate, provided that (i) Licensee hereby agrees that in any such event, in order to minimize disruption of the availability of Licensed Product in the Licensed Territory, Licensee shall negotiate with Licensor and or Licensor’s designee mutually agreeable terms and conditions providing for the transfer of Licensee’s rights and obligations hereunder to Licensor and or appropriate third parties and a mutually determined date of termination in accordance therewith provided, however, that failing an agreement on the date of termination, this Agreement will terminate six (6) months after the date of Licensee’s termination notice sent under this Section 8.3.(b) and (ii) Licensee shall not be obligated to make any further payments to Licensor other than those payments accruing prior to such termination.

Section 8.4.             Termination Upon Bankruptcy Event. If (i) Licensee files a petition in bankruptcy or for the appointment of a receiver or trustee, (ii) Licensee proposes a written agreement of composition or extension of its debts or makes an assignment for the benefit of its creditors, or (iii) an involuntary petition against Licensee is filed in any insolvency proceeding and such petition is not dismissed within sixty (60) days after filing, Licensor may immediately terminate this Agreement.

Section 8.5.             No Automatic Termination upon Licensor’s Bankruptcy. If (i) Licensor files a petition in bankruptcy or for the appointment of a receiver or trustee; (ii) Licensor proposes a written agreement of composition or extension of its debts or makes an assignment for the benefit of its creditors; or (iii) an involuntary petition against Licensor is filed in any insolvency proceeding and such petition is not dismissed within sixty (60) days after filing, Licensee shall have the option, as permitted by applicable law, to either:

(a)             Immediately terminate this Agreement; or

(b)             Continue to market the Licensed Products under the Licensed Know-How, Patent Rights, Marketing Regulatory Approvals and the Trademark, in which case the license granted hereunder to Licensee pursuant to Section 2.1 shall become a license to “make, have made, import, use, offer to sell and sell Licensed Products”, provided that such license to make or have made Licensed Products shall be nonexclusive and that Licensor shall be entitled to a royalty in an amount equal to the sum of (i) any and all royalties owed by Licensor to third parties (including without limitation, Original Licensor) with respect to Net Sales of Licensed Products and (ii) [***] percent ([***]%) of such Licensed Product Net Sales. Licensee shall be solely responsible for payment of the third party royalty obligations under such circumstances; provided, however, that any royalties to be paid under this Section 8.5 (b) shall be due only to the extent that Licensee’s cost of the Licensed Product in finished, packaged and labeled form, quality controlled and ready for resale to the ultimate customer plus the royalties hereinabove established shall not exceed the applicable Transfer Price established in Section 2.2 of the Revised Supply Agreement. In addition the parties agree that in such event the intellectual property delivered to Licensee shall include all know-how necessary or useful to give Licensee the capability of manufacturing the Licensed Products and such know-how shall be delivered to Licensee in such a way as to communicate it to Licensee promptly, effectively and economically.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Section 8.6.             Termination by Licensor. During the term of this Agreement, Licensor shall be entitled to terminate this Agreement as follows:

(a)             With Respect to Competitive Activities. In the event Licensee acquires marketing rights in the Licensed Territory for a surfactant product suitable for use in any of the indications or applications included in the definition of Licensed Products pursuant to Article 1 (including off-label use) (a “Competitive Product”), or in the event Licensee becomes an Affiliate of a Person whose product line includes a Competitive Product (an “Affiliation”), Licensee shall notify Licensor within thirty (30) days of such acquisition or Affiliation and of its intention to either (a) divest such Competitive Product or Affiliation or (b) terminate this Agreement and the Revised Supply Agreement. Any such termination shall be effective sixty (60) days after such notice becomes effective in accordance with Section 14.2. Alternatively, Licensee may notify Licensor that it intends to retain such Competitive Product in its portfolio but does not wish to terminate this Agreement, in which event Licensor can in its sole discretion, within ninety (90) days after receipt of such notice, advise Licensee of its intent to terminate this Agreement, provided that (i) Licensee hereby agrees that in any such event, in order to minimize disruption of the availability of Licensed Product in the Licensed Territory, Licensee shall negotiate with Licensor and or Licensor’s designee mutually agreeable terms and conditions providing for the transfer of Licensee’s rights and obligations hereunder to Licensor and or appropriate third parties and (ii) Licensee shall not be obligated to make any further payments to

Licensor other than those payments accruing prior to such termination (including, without limitation, any payments owed by Licensee pursuant to Sections 4.4 and 5.2(a), or pursuant to Section 8.8;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

(b)             Termination for Lack of Development Support. Licensee shall be entitled to choose not to provide Development support pursuant to Section 5.2(a)(ii) at any time prior to approval of Phase 3 Development for the subject Licensed Product by the Development Committee, provided, however, that in such event Licensee shall promptly provide Licensor with written notification thereof and, further, solely with respect to the subject Licensed Product, Licensee’s rights under this Agreement and the Revised Supply Agreement shall immediately terminate without any compensation or indemnification being due to Licensor from Licensee with respect thereto.

(c)             As provided for in Section 5.6 of this Agreement.

Section 8.7.             Reversion upon certain Early Termination Cases. Upon termination of this Agreement for any reason, other than expiry of the Initial Period (which shall be governed by Section 8.1 hereinabove) or the breach of this Agreement by Licensor (which shall be governed by Section 8.2 hereinabove), all rights granted to Licensee hereunder shall revert to Licensor and Licensee undertakes:

(a)             to deliver to Licensor all copies of any Licensed Know-how in its possession,

(b)             not to use the Licensed Know-how as long as it has to be kept confidential under Article 7 hereof;

(c)             to transfer to Licensor, at Licensor’s request, a single copy of all Licensee Proprietary Information and, at Licensor’s expense, all health regulatory approvals and regulatory filings relating to Licensed Products in Licensee’s possession;

(d)             to the extent requested by Licensor, to transfer to Licensor or its designee responsibility for and control of ongoing Licensed Products Development work, including control over contracts with third parties for such work, where permissible in accordance with such contracts, in an expeditious and orderly manner with the costs for such work to be assumed by Licensor or its designee as of the date of such transfer; and

(e)             to the extent requested by Licensor, to transfer to Licensor or its designee all inventory of Licensed Products at a price equal to Licensee’s fully amortized standard cost.

Section 8.8.             Survival. Upon any termination of this Agreement, Articles 3, 7, 10, 11 and 12 and Sections 8.1, 8.2, 8.7 and 8.9, shall survive such termination and continue in force and effect to the extent necessary to effectuate such provisions.

Section 8.9.             Disposition. Upon termination of this Agreement (other than by expiration of the Initial Period), subject to Sections 8.4 and 8.6, Licensee shall have no right under the Patent Rights to import, use or sell Licensed Products, except that Licensee shall have the right for one hundred twenty (120) days following termination to dispose of Licensed Products on hand and complete any existing contracts requiring rights under the Patent Rights which can be completed within the one hundred twenty (120) days.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

ARTICLE 9
INFRINGEMENT

Section 9.1.             Notice.

(a)             In the event that Licensee believes that there is an infringement of the Licensed Rights by a third party hereto selling material quantities of products in the Licensed Territory in competition with Licensee’s sale of Licensed Products hereunder, Licensee shall promptly provide Licensor with written notice that such infringement is occurring. In the event that Licensee believes that such infringement is to Licensee’s substantial detriment, Licensee shall provide Licensor with reasonable evidence of the infringement.

(b)             Licensor shall have the right, at Licensor’s sole expense (subject to Section 9.5(a)), to bring suit against the infringer for infringement of the Licensed Rights. However, if after six (6) months from the date of receipt of evidence of infringement from Licensee, Licensor has not initiated suit against the infringer, Licensee shall have the right, at Licensee’s sole expense (subject to Section 9.5(b)), to bring such suit provided that the Original Licensor has consented to Licensee bringing such suit. Licensor shall make its best efforts to obtain the Original Licensor’s consent in favor of Licensee.

Section 9.2.             Assistance. In the event either party hereto shall initiate or carry on legal proceedings to enforce the Licensed Rights against an alleged infringer, as provided herein, the other party hereto shall render reasonable assistance to and cooperate with the party initiating or carrying on such proceedings.

Section 9.3.             Legal Proceedings. In the event that either party shall institute legal proceedings to enforce the Licensed Rights, it shall have sole control of such suit and the other party shall be entitled to be represented in any such suit by counsel of its choosing, at its sole expense.

Section 9.4.             Discontinuance. Neither party hereto shall discontinue or settle any such proceedings brought by it without obtaining the concurrence of the other party if such action would impose any obligations on such other party or affect the exercise of the rights granted hereunder to such other party (which concurrence shall not be unreasonably withheld).

Section 9.5.             Recoveries. All damages, settlements and awards made or obtained in connection with any suit or other legal proceeding under this Article 9 shall be distributed as follows:

(a)             If Licensor initiated the suit and prosecuted it to its conclusion, Licensor shall be entitled to retain the balance of any damages, settlements and awards, provided that Licensee may elect (within thirty (30) days of initiation of such suit) to fund up to [***] percent ([***]%) of Licensor’s litigation costs and to share in the same proportion of net recoveries.

(b)             If the Licensee initiated the suit and prosecuted it to its conclusion, Licensee shall be entitled to retain the balance of any damages, settlements and awards; provided that Licensor may elect (within thirty (30) days of initiation of such suit) to fund up to [***] percent ([***]%) of Licensee’s litigation costs and to share in the same proportion of net recoveries received by Licensee.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

ARTICLE 10
NON-USE OF NAMES

Section 10.1.             Non-Use. Subject to the licenses expressly granted hereunder with respect to the Trademark, nothing contained in this Agreement shall be construed as granting to Licensor or Licensee any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of the other (including contraction, abbreviation or simulation of any of the foregoing) without the prior, written consent of the other.

Section 10.2.             Relationship. Nothing herein shall be deemed to establish a relationship of principal and agent between Licensor and Licensee, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as constituting Licensor and Licensee as partners, or as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

ARTICLE 11
REPRESENTATIONS AND WARRANTIES

Section 11.1             Representations of Licensor. Licensor represents and warrants to Licensee that:

(a)             it has the right to grant the license granted and the Right of First Negotiation of New Products granted under Sections 2.1. and 2.5, respectively, of this Agreement and that it has full power and authority to execute, deliver and perform this Agreement and the Revised Supply Agreement and the obligations hereunder and thereunder.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

(b)             to Licensor’s knowledge, there are no claims or potential claims by any third parties (other than the Original Licensor and Scripps) to an ownership interest in the Licensed Rights licensed to Licensee under this Agreement.

(c)             Licensor has obtained any required third-party consents under contracts to which Licensor or any of its Affiliates is a party to Licensor’s entry into this Agreement and the Revised Supply Agreement and the performance of its obligations hereunder and thereunder.

(d)             To Licensor’s knowledge, based solely on a review of the records of the United States Patent and Trademark Office and the corresponding offices in countries other than the United States, the patents listed on Schedule I are valid.

(e)             No third party has served on Licensor or any of its Affiliates any claim, lawsuit, charge, complaint or other action alleging that the Licensed Rights are invalid or unenforceable or that the Licensed Rights infringe any patent or other proprietary or property rights of any third parties or advised Licensor or any of its Affiliates that it intends to pursue any such claim, lawsuit, charge, complaint or other action. Licensor has not, prior to the date hereof, entered into any compulsory license with a third party with respect to the Patent Rights.

(f)              The rights of the Original Licensor and of any subsequent licensor (excluding the Licensor) of the Scripps Patent Rights do not prevent the grant of the license made hereunder nor do such rights permit any such person to sell (directly or indirectly) or license for sale surfactant pharmaceutical preparations based on or embodying the Patent Rights in the Licensed Territory or enable such person to demand any indemnity, royalty or compensation of whatever nature from Licensee as a result of Licensee’s sales of Licensed Products in the Licensed Territory in accordance with the terms of this Agreement.

(g)             Licensor is not in breach of any of its material obligations under the Original License as of the date hereof.

(h)             All of Licensor’s employees having access to any confidential information with respect to the Licensed Rights are subject to written confidentiality obligations with respect to the disclosure of such information.

(i)              Prior to the execution of this Agreement it has disclosed to Licensee all material information pertaining to the Licensed Products and the Patent Rights reasonably relevant to Licensee in order to assess its interest in entering into this Agreement, and that no material information pertaining to the Licensed Products and the Patent Rights actually known to Licensor as of the Effective Date regarding the foregoing has been withheld from Licensee by Licensor.

Section 11.2.             Mutual Representation. Each party hereby warrants that the execution, delivery and performance of this Agreement and the Revised Supply Agreement has been duly approved and authorized by all necessary corporate actions of both parties; does not require any shareholder approval which has not been obtained or the approval and consent of any trustee or the holders of any indebtedness of either party; does not contravene any law, regulation rules or order binding on either party, and does not contravene the provisions of or constitute a default under any indenture, mortgage contract or other agreement or instrument to which either party is a signatory.

Section 11.3.             Validity. Subject to the foregoing provisions of this Article 11, nothing in this Agreement shall be construed as a representation or a warranty by Licensor that any process practiced or anything imported, used or sold under any license granted under this Agreement is or will be free from infringement of patents of third parties.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Section 11.4.             No Consequential Damages. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES RESULTING FROM THE PERFORMANCE OF THIS AGREEMENT.

ARTICLE 12
INDEMNIFICATION

Section 12.1.             Indemnification by Licensee. Subject to Section 11.4 and to the extent not covered by Licensor’s indemnity under Section 12.2, Licensee agrees to indemnify and hold harmless Licensor and its Affiliates and their respective officers, directors, employees and agents from and against any and all claims, damages and liabilities, including reasonable attorneys fees and expenses, asserted by third parties, both government and private (collectively, “Claims”), arising from Licensee’s or its Affiliates’ or sublicensees’ import, use, offer to sell or sale of Licensed Products pursuant to this Agreement, including without limitation any claim for breach of warranty, negligence or strict liability with respect to any Licensed Product. This Section shall apply to the Revised Supply Agreement. In the event of any contradiction between the Revised Supply Agreement and any of the terms contained in this Agreement, the terms of this Agreement shall prevail.

Section 12.2.             Indemnification by Licensor. Subject to Section 11.4, Licensor agrees to indemnify and hold harmless Licensee, its Affiliates and sublicensees and their respective officers, directors, employees and agents from and against any and all Claims arising from (a) any infringement of any patent or other intellectual property interest in the Licensed Territory by any Person other than the parties to this Agreement relating to the Licensed Products; (b) any breach by Licensor of its representations and warranties set forth in this Agreement; (c) any negligent act or omission of Licensor and (d) any intrinsic or manufacturing defect of the Licensed Products existing when the Licensed Products are placed by Licensor in the custody of the carrier for transport to Licensee. This Section shall apply to the Revised Supply Agreement. In the event of any contradiction between the Revised Supply Agreement and any of the terms contained in this Agreement, the terms of this Agreement shall prevail.

Section 12.3.             Insurance. Licensor and Licensee shall maintain during the term of this Agreement insurance policies covering their respective obligations under this Article 12, issued by reputable insurance companies under ordinary terms and conditions in the pharmaceutical industry and will prove the existence thereof to the other party if so requested.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

ARTICLE 13
TRADEMARK MATTERS; PATENT MARKING

Section 13.1.             Trademarks Used in Connection With Licensed Products. (a) Licensed Products shall be marketed under the Trademark. Licensee admits the validity of the Trademark and agrees that it shall not challenge the same in the Licensed Territory or elsewhere.

(b)             Licensor shall be responsible, at its own cost and expense, to register, maintain and renew registrations of the Trademark in the Licensed Territory, to the extent that it is necessary for the purposes of obtaining Marketing Regulatory Approval and for the marketing of the Licensed Products in the Licensed Territory. Licensee agrees not to take any actions (including without limitation effecting any trademark registrations) inconsistent with the foregoing and not to register anywhere in the world any trademark confusingly similar to Surfaxin® or any derivative thereof.

(c)             Licensee agrees to take such actions as may be reasonably requested by Licensor to assist Licensor to register, maintain or renew any Trademark at the sole cost and expense of Licensor.

Section 13.2.             Patent Marking. Licensee shall mark all Licensed Products made, used, or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

ARTICLE 14
PATENT PROSECUTION AND MAINTENANCE

Section 14.1.             Maintenance of Patent Rights. Licensor has obtained certain commitments from the Original Licensor of the Scripps Patent Rights and the patent rights listed in Section (b) of Schedule I (collectively, the “Third Party Patent Rights”) that the Original Licensor will maintain the Third Party Patent Rights or, in the event that the Original Licensor does not do so, that Licensor shall be given the right to do so. Licensor undertakes to enforce its rights with respect to maintenance of the Third Party Patent Rights against the Original Licensor and, to the extent Licensor succeeds to the maintenance of the Third Party Patent Rights, to use all commercially reasonable efforts to do so. Licensor further undertakes to maintain the Patent Rights owned by Licensor as well as to carry out any and all necessary steps in order to enable such Patent Rights be enforced and applicable in each country of the Licensed Territory. Licensor shall provide Licensee with copies of all written materials received by Licensor from the Original Licensor, the Original Licensor’s or Licensor’s counsel, or any governmental agency or instrumentality relating to prosecution and/or maintenance of Patent Rights and shall afford Licensee the opportunity to review and comment upon any filings to be made with respect to the Patent Rights (in the case of the Third Party Patent Rights, to the same extent Licensor is entitled to do so).

Section 14.2.             Cooperation By Parties. Licensor and Licensee agree to cooperate in order to avoid loss of any rights which may be available to Licensor or the Original Licensor under the U.S. Drug Price Competition and Patent Term Restoration Act of 1984, the Supplementary Certificate of Protection of Member States of the European Community and other similar measures in any country. Without limiting the foregoing, Licensee agrees to timely supply Licensor with all information reasonably requested by Licensor to file or have filed (or to permit the Original Licensor to file or have filed) an application for patent term extension within the 60-day period following U.S. NDA approval. The same shall apply with respect to the approval by health regulatory authorities in any country in the Licensed Territory.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

ARTICLE 15
GENERAL

Section 15.1.             Entire Agreement. This Agreement, including the Schedules, Annexes and Exhibits hereto, constitutes the entire agreement and understanding between the parties as to the subject matter hereof. All prior negotiations, representations, agreements, contracts, offers and earlier understandings of whatsoever kind, whether written or oral between Licensor and Licensee in respect of the subject matter of this Agreement including, without limitation, the Sublicense and Collaboration Agreement dated March 6, 2002, and the Sublicense and Collaboration Agreement dated October 26, 1999, in each case between Licensee and Licensor, are superseded by, merged into, extinguished by and completely expressed by this Agreement. No aspect, part or wording of this Agreement may be modified except by mutual agreement between the Licensor and Licensee taking the form of an instrument in writing signed and dated by duly authorized representatives of both Licensor and Licensee.

Section 15.2.             Notices. Any notice or communication or permitted to be given by this Agreement shall be given by post-paid, first class, registered or certified mail or by reputable courier service addressed to:

In the case of Licensor:	Discovery Laboratories, Inc.
2600 Kelly Road
Warrington, Pennsylvania 18976
Attention: Robert J. Capetola, Ph.D,
Chief Executive Officer

With a copy to:	Dickstein Shapiro Morin & Oshinsky
1177 Avenue of the Americas, 41st Floor
New York, NY 10036-2714
Attn: Ira L. Kotel
Facsimile: (212) 997-9880

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

In the case of Licensee:	Laboratorios del Dr. Esteve, S.A.
Av. Mare de Déu de Montserrat, 221
08041 Barcelona (Spain)
Attention: Development Director
Facsimile: (34) 93 433 00 72

With a copy to:	JAUSAS
Av. Diagonal 407 bis, 10th Floor
08008 Barcelona (Spain)
Attention: Hector Jausas
Facsimile: (34) 93 415 20 51

Such addresses may be altered by notice so given. If no time limit is specified for a notice required or permitted to be given by this Agreement, the time limit therefor shall be ten (10) Business Days, not including the day of mailing. Notice shall be considered made as of the date of deposit with the appropriate post office or courier service.

Section 15.3.             Governing Law. This Agreement and its effect are subject and shall be construed and enforced in accordance with the laws of the State of New York, United States (without giving effect to the principles of conflict of laws), except as to any issue which depends upon the validity, scope or enforceability of any patent within the Patent Rights, which issue shall be determined in accordance with the applicable patent laws of the country of such patent.

Section 15.4              Dispute Resolution.

(a) Internal Review. In the event that a dispute, difference, claim, action, demand, request, investigation, controversy, threat, discovery request or request for testimony or information or other question arises pertaining to any matters which arise under, out of, in connection with, or in relation to this Agreement (a “Dispute”) and either party so requests in writing, prior to the initiation of any formal legal action, the Dispute will be submitted to the Chief Executive Officers (or equivalent position) of Licensee and Licensor. For all Disputes referred to the Chief Executive Officers (or equivalent position), the Chief Executive Officers (or equivalent position) shall use their good faith efforts to meet in person and to resolve the Dispute within two weeks after such referral.

(b) Arbitration. If, pursuant to Section 15.4(a), within two weeks or such other period as may be agreed upon between the parties following such reference, the dispute remains unresolved, it shall be settled on application by either party by arbitration conducted in the English language, in Stockholm (Sweden) in accordance with the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said rules. The parties expressly agree to abide the award rendered. This provision shall not prevent either party from addressing any competent court or tribunal in order to seek for interim measures.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

(c) Costs. The parties shall bear their own costs in preparing for and participating in the resolution of any Dispute, and the costs of mediator(s) and arbitrator(s) shall be equally divided between the parties.

Section 15.5.             Conflicts. Nothing in this Agreement shall be construed so as to require the commission of any act contrary to law, and whenever there is any conflict between any provision of this Agreement or concerning the legal right of the parties to contract and any statute, law, ordinance or treaty, the latter shall prevail, but in such event the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements.

Section 15.6.             Registration. Licensee shall take all reasonable and necessary steps to register this Agreement in any country where such is required to permit the transfer of funds and/or payment of royalties to Licensor hereunder or is otherwise required by the government or law of such country to effectuate or carry out this Agreement. Notwithstanding anything contained herein, Licensee shall not be relieved of any of its obligations under this Agreement by any failure to register this Agreement in any country, and, specifically, Licensee shall not be relieved of its obligation to make any payment due to Licensor hereunder at Licensor’s address specified in Article 15.2 hereof, where such payment is blocked due to any failure to register this Agreement.

Section 15.7.             Headings. As used in this Agreement, singular includes the plural and plural includes the singular, wherever so required by the context. The headings appearing at the beginning of the numbered Articles and Sections hereof have been inserted for convenience only and do not constitute a part of this Agreement.

Section 15.8.             Force Majeure. Notwithstanding any other provisions of this Agreement, neither of the parties hereto shall be liable in damages for any delay or default in performing hereunder if such delay or default is caused by conditions beyond its control including but not limited to acts of God, governmental restrictions, wars, or insurrections, strikes, floods, work stoppages and/or lack of materials; provided, however, that the party suffering such delay or default shall notify the other party in writing of the reasons for the delay or default. If such reasons for delay or default continuously exist for six (6) months and the parties are unable to reasonably agree upon alternatives, this Agreement may be terminated by either party.

Section 15.9.             Assignment. Except as otherwise set forth in Sections 2.1 and 2.3 of this Agreement with respect to Licensee’s right to grant sublicenses and appoint co-marketers and/or co-promoters, neither party hereto may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a party may make such an assignment without the other party’s consent to Affiliates or to a successor to substantially all of the business of such party, whether in a merger, sale of stock, sale of assets or other transaction. Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other party, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning party. Any assignment or attempted assignment by either party in violation of the terms of this Section 15.9 shall be null and void and of no legal effect.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

Section 15.10.            Successors and Assigns. Subject to Section 15.9, this Agreement shall be binding upon and inure to the benefit of the permitted successors or permitted assigns of Licensor and Licensee respectively.

Section 15.11.            Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 15.12.            Announcements. Neither party shall make any public announcement or press release regarding the content or signature of this Agreement without the other party’s prior written consent other than as may be required by law or any stock exchange rules. If such public announcement or press release is required by law or any stock exchange rules the parties shall use their reasonable endeavors to agree to the text and content thereof prior to making such public announcement or press release.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***]
HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE
COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and duly executed this Agreement on the date(s) indicated below, to be effective the day and year first above written.

DISCOVERY LABORATORIES, INC.

By:	/s/ Robert J. Capetola

Name: Robert J. Capetola, Ph.D. Title: President and Chief Executive Officer

LABORATORIOS DEL DR. ESTEVE, S.A.

By:	/s/ Antonio Esteve

Name: Title: